EXHIBIT 23.2

Consent of Independent Auditors

We consent to the use of our report dated February 22, 2006, with respect to the financial statements of XXCAL Japan, Inc. for the periods ended December 31, 2005 and January 31, 2005 included in the registration statement (Form S-8) of National Technical Systems, Inc. for the year ended January 31, 2006.

/s/ Akira Wakatsuki

BA Tokyo & Co.

MEMBER OF MAZARS

Certified Public Accountants

Tokyo, Japan

July 26, 2006